UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2021

AERPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38560	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH		45242
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 985-1920

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ARPO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 16, 2021, Aerpio Pharmaceuticals, Inc., a Delaware corporation (“Aerpio”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Aerpio, Aadi Bioscience, Inc., a Delaware corporation (“Aadi”), and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aadi (“Merger Sub”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Aadi will be merged with and into Merger Sub (the “Merger”) at the effective time of the Merger (the “Effective Time”), with Aadi continuing after the Merger as the surviving company and a wholly-owned subsidiary of Aerpio. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the Effective Time, each outstanding share of Aadi capital stock will be converted into the right to receive shares of Aerpio common stock, par value $0.001 (the “Aerpio Common Stock”), as set forth in the Merger Agreement. Under the exchange ratio formula in the Merger Agreement, immediately following the Effective Time, the former Aadi securityholders are expected to own approximately 66.8% of the outstanding shares of Aerpio Common Stock on a fully-diluted basis and securityholders of Aerpio as of immediately prior to the Effective Time are expected to own approximately 33.2% of the outstanding shares of Aerpio Common Stock on a fully-diluted basis (prior to giving effect to the PIPE Financing described below). Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on the level of Aerpio’s net cash at the closing of the Merger. There can be no assurances as to Aerpio’s level of net cash between the signing of the Merger Agreement and closing.

In addition, as more fully described below, each holder of Aerpio Common Stock as of immediately prior to the Effective Time shall be entitled to one contractual contingent value right issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined below), for each share of Aerpio Common Stock held by such holder. In connection with the Merger, Aerpio will assume all outstanding Aadi options, subject to appropriate adjustment of the number and exercise price based on the exchange ratio formula in the Merger Agreement.

The Merger Agreement contains a customary “no-shop” provision under which neither Aerpio nor Aadi is permitted to (i) solicit any alternative acquisition proposals, (ii) furnish any non-public information to any person in connection with or in response to any alternative acquisition proposal, (iii) engage in any negotiations or discussions with any person with respect to any alternative acquisition proposal, (iv) approve, endorse or recommend any alternative acquisition proposal, (v) execute or enter into any agreement relating to any alternative acquisition proposal, or (vi) publicly propose to do any of the foregoing. The “no-shop” provision is subject to certain exceptions that permit the board of directors of Aerpio Pharmaceuticals, Inc. (the “Aerpio Board”), to comply with its fiduciary duties, which, under certain circumstances, would enable Aerpio to provide information to, and enter into discussions or negotiations with, third parties in response to any alternative acquisition proposals.

The Merger Agreement contains customary representations, warranties and covenants made by Aadi and Aerpio, including covenants relating to obtaining the requisite approvals of the stockholders of Aadi and Aerpio, indemnification of directors and officers, and Aadi’s and Aerpio’s conduct of their respective businesses between the date of signing the Merger Agreement and the Effective Time.

The Merger Agreement provides each of Aerpio and Aadi with specified termination rights, and further provides that, upon termination of the Merger Agreement under specified circumstances, Aerpio may be required to pay the Aadi a termination fee of $2,000,000. In addition, in connection with certain terminations of the Merger Agreement, Aerpio may be required to pay Aadi’s out-of-pocket fees and expenses up to $750,000, which shall be credited against any termination fee which becomes payable thereafter.

The Merger Agreement provides that, immediately following the Effective Time, the board of directors of the combined company will consist of seven directors, comprised of three directors designated by Aadi, three directors designated by Aerpio and one director mutually agreed upon by Aadi and Aerpio (until each of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal). Upon the closing of the transaction, the combined company will be led by Aadi’s chief executive officer. In connection with the Merger, Aerpio will seek to amend its certificate of incorporation to: (i) effect a reverse split of Aerpio Common Stock at a ratio to be determined by Aerpio and Aadi (if deemed necessary by the parties); (ii) change the name of Aerpio to “Aadi Bioscience, Inc.”; and (iii) make certain other changes that the Aerpio Board deems advisable and in the best interest of Aerpio.

The Aerpio Board has approved the Merger Agreement and the related transactions, and has adopted resolutions recommending that the requisite stockholders of Aerpio approve the issuance of shares of Aerpio Common Stock pursuant to the Merger and the issuance of shares of Aerpio Common Stock and Aerpio Pre-Funded Warrants in the PIPE Financing described below, and approve the related amendments to Aerpio’s certificate of incorporation (the “Aerpio Stockholder Matters”). Aerpio has agreed to hold a stockholders’ meeting to submit the Aerpio Stockholder Matters to its stockholders for their consideration. In connection with the Merger, Aerpio intends to file a proxy statement with the Securities and Exchange Commission (“SEC”), with respect to the Aerpio Stockholder Matters (the “Proxy Statement”). Aadi stockholders holding the requisite amount of shares of the capital stock of Aadi have approved the Merger Agreement by written consent.

Aerpio’s and Aadi’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approval of the Aerpio Stockholder Matters by the stockholders of Aerpio, Aerpio’s net cash not being less than $10,000,000 and the completion of the PIPE Financing described below.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Aerpio or Aadi. The Merger Agreement contains representations, warranties and covenants that Aerpio and Aadi made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Merger Agreement between Aerpio and Aadi and may be subject to important qualifications and limitations agreed to by Aerpio and Aadi in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or security holders, or may have been used for the purpose of allocating risk between Aerpio and Aadi rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Aerpio’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, Aerpio and Aadi entered into stockholder support agreements (the “Stockholder Support Agreements”) with Aerpio’s current directors and executive officers who collectively beneficially own or control an aggregate of approximately 1.3% of the outstanding shares of Aerpio Common Stock. The Aerpio Stockholder Support Agreements provide that, among other things, each of the stockholders has agreed to vote or cause to be voted all of the shares of Aerpio Common Stock beneficially owned by such stockholder in favor of the Aerpio Stockholder Matters at the Aerpio stockholders’ meeting to be held in connection with the Merger.

The foregoing description of the Aerpio Stockholder Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Aerpio Stockholder Support Agreement, which is provided as Exhibit A to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Lock-up Agreements

Concurrently and in connection with the execution of the Merger Agreement, Aerpio’s current directors who will serve on the board of directors of the combined company and certain stockholders of Aadi, which collectively beneficially own or control an aggregate of approximately 96.08% of Aadi’s voting securities, entered into lock-up agreements with Aerpio and Aadi, pursuant to which each stockholder will be subject to a 180 day lockup on the sale or transfer of shares of Aerpio Common Stock held by each such stockholder at the closing of the Merger, including those shares received by Aadi stockholders in the Merger (the “Lock-up Agreements”).

The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by reference to the forms of the Lock-up Agreement, which are provided as Exhibits B and C to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Private Placement and Subscription Agreements

On May 16, 2021, Aerpio entered into Subscription Agreements (the “Subscription Agreements”) with the purchasers named therein (the “PIPE Investors”).

Pursuant to the Subscription Agreements, Aerpio agreed to sell shares of Aerpio Common Stock (in the form of shares of common stock and/or pre-funded warrants to acquire common stock of Aerpio (the “Aerpio Pre-Funded Warrants”)) for an aggregate purchase price of $155,000,000 (collectively, the “PIPE Financing”).

The closing of the PIPE Financing is expected to occur concurrently with, and is conditioned upon, the closing of the Merger. Following the closing of the PIPE Financing, the former Aadi securityholders are expected to own approximately 29.6% of the outstanding shares of Aerpio Common Stock on a fully-diluted basis, the securityholders of Aerpio as of immediately prior to the Effective Time of the Merger are expected to own approximately 14.7% of the outstanding shares of Aerpio Common Stock on a fully-diluted basis and the PIPE Investors are expected to own approximately 55.7% of the outstanding shares of Aerpio Common Stock on a fully-diluted basis.

The foregoing summary of the Subscription Agreements do not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

At the closing of the PIPE Financing, in connection with the Subscription Agreements, Aerpio intends to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the PIPE Investors. Pursuant to the Registration Rights Agreement, Aerpio will prepare and file a resale registration statement with the SEC within 30 calendar days following the closing of the PIPE Financing (the “Filing Deadline”). Aerpio will use its reasonable best efforts to cause this registration statement to be declared effective by the SEC within 60 calendar days of the closing of the PIPE Financing (or within 90 calendar days if the SEC reviews the registration statement).

Aerpio will also agree among other things, to indemnify the Investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to Aerpio’s obligations under the Registration Rights Agreement.

The PIPE Financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The PIPE Investors have acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends have been affixed to the securities issued in this transaction.

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Registration Rights Agreement, which is provided as Exhibit C to the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Contingent Value Rights Agreement

The Merger Agreement contemplates that, at or prior to the Effective Time, Aerpio, the Holder Representative (as defined therein) and the Rights Agent (as defined therein) will execute and deliver a contingent value rights agreement (the “CVR Agreement”), pursuant to which each holder of Aerpio Common Stock as of immediately prior to the Effective Time shall be entitled to one contractual contingent value right issued by Aerpio, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Aerpio Common Stock held by such holder. Each contingent value right shall entitle the holder thereof to receive 90% of the net proceeds, if any, received by Aerpio pursuant to the Amended Gossamer License Agreement (as defined in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 11, 2021) and any agreement related to the Aspen Legacy Assets (as defined in the Merger Agreement) entered into prior to the Closing of the Merger. The contingent value rights are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

The foregoing description of the CVR Agreement does not purport to be complete and qualified in its entirety by reference to the form of CVR Agreement, which is provided as Exhibit E to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The shares to be issued by Aerpio in the Merger and the PIPE Investment will be issued in private placements exempt from registration under Section 4(a)(2) of the Securities Act, because the offer and sale of such securities does not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements were met.

Item 5.01.	Changes in Control of Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2021, the Board amended Aerpio’s Amended and Restated By-laws in order to a new Section 11 of Article VI to designate the U.S. federal district courts as the exclusive jurisdiction for any litigation arising under the Securities Act (the “By-law Amendment”). The Board adopted the By-Law Amendment to reduce any potential expenses that Aerpio may incur in connection with any such actions or proceedings if it was required to defend any such potential actions or proceedings in multiple jurisdictions and/or in parallel proceedings in federal and state courts simultaneously.

The foregoing summary and description of the provisions of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, a copy of which is filed as Exhibit 3.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 16, 2021, Aerpio and Aadi issued a joint press release announcing, among other things, the execution of the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and each are incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, including the information in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed to be incorporated by reference in the filings of Aerpio under the Securities Act.

Additional Information About the Proposed Transaction for Investors and Shareholders

This communication relates to the proposed transaction involving Aerpio and Aadi and may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction between Aerpio and Aadi, Aerpio will file a Proxy Statement with the SEC. This communication is not a substitute for the Proxy Statement or any other documents that Aerpio may file with the SEC or send to Aerpio shareholders in connection with the proposed transaction. Before making any voting decision, investors and securityholders are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Aerpio, Aadi and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Aerpio in connection with the proposed transaction. Information about Aerpio’s directors and executive officers is set forth in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 11, 2021, and in subsequent filings made by Aerpio with the SEC. Other information regarding the interests of such individuals, as well as information regarding Aadi’s directors and executive officers and other persons who may be deemed participants in the proposed transaction, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward Looking Statements

This communication contains “forward-looking statements” based upon Aerpio’s and Aadi’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the structure, timing and completion of the proposed transaction; the combined company’s listing on Nasdaq after the closing of the proposed transaction; the business of the combined company, including Aadi’s product candidates, the development therefor and the therapeutic potential thereof; the proposed PIPE and its terms; the use of proceeds from the proposed PIPE; Aerpio’s product candidates, including the opportunity for Aerpio shareholders to receive value from such assets through the proposed contingent value rights, and the intended benefits from the Aerpio’s collaboration with Gossamer Bio for GB004, including the continued development of GB004 and the milestone and royalty payments related to the collaboration. Actual results and the timing of events may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation: (i) risks associated with Aerpio’s ability to obtain the stockholder approval required to consummate the proposed transaction or to complete the PIPE financing, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, including the PIPE financing, will not occur (ii) the response of Aerpio’s stockholders to the proposed transaction; (iii) risks related to Aerpio’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction; (v) the risk that as a result of adjustments to the exchange ratio, Aerpio stockholders and Aadi stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Aerpio’s common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) Aerpio’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results and (xi) the risk that any potential payment of proceeds pursuant to the CVR Agreement may not be distributed at all or result in any value to Aerpio stockholders. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 11, 2021 and in other filings that Aerpio makes and will make with the SEC in connection with the proposed transaction, including the Proxy Statement described above under “Additional Information about the Proposed Transaction and Where to Find It.” You should not place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Aerpio expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated May 16, 2021, among Aerpio Pharmaceuticals, Inc., Aadi Bioscience, Inc. and Aspen Merger Subsidiary, Inc.(1)

3.1	Amendment to the Amended and Restated By-laws of Aerpio Pharmaceuticals, Inc.

10.1	Subscription Agreement, dated May 16, 2021, by and among Aerpio Pharmaceuticals, Inc. and each purchaser identified on Exhibit A thereto.(1)

99.1	Joint press release issued by Aerpio Pharmaceuticals, Inc. and Aadi Bioscience, Inc., on May 17, 2021 furnished herewith.

(1)

Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Aerpio agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that Aerpio may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished. Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2021	AERPIO PHARMACEUTICALS, INC.

	By:	/s/ Joseph Gardner, Ph.D.
Joseph Gardner
President and Founder